Exhibit 10.10

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

(“UBC”)

AND:

Advanced inhalation therapies, a corporation incorporated under the laws of Israel, with a registered office at 27th Aavat Zion St, Tel Aviv

(the “Licensee”)

WHEREAS:

A.          UBC has been engaged in research during the course of which it has developed and/or acquired certain technology relating to anonymized data from an investigator-initiated Phase I clinical trial to investigate the safety of inhaled gaseous nitric oxide in healthy adults for potential use as a frontline treatment for pulmonary infections the “Nitric Oxide Clinical Trial”, which research was undertaken by Dr. Yossef Av-Gay and Dr. Chris Miller in the UBC Faculty of Medicine, Division of Infectious Diseases (the “Investigators”);

B.           It is UBC’s objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C.          The Licensee and UBC have agreed to enter into this license agreement (the “Agreement”) on the terms and conditions set out below.

THE PARTIES AGREE AS FOLLOWS:

1.0           DEFINITIONS

1.1           In this Agreement:

(a)	“Basic Participant Data”means the information collected by UBC from the clinical trial participants in the normal course of clinical trial enrolment;

(b)	“Confidential Information” means all information, regardless of its form:

(i)	disclosed by UBC to the Licensee and designated by UBC as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology (including all derived analyses and conclusions) and the terms and conditions of this Agreement; or

(ii)	disclosed by the Licensee to UBC and which is clearly identified in writing as “Confidential”,

except that “Confidential Information” does not include information:

(iii)	possessed by the recipient (the “Recipient”) before receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(c)	“License Fee” is defined in Article 3.4;

(d)	“Objectionable Material” is defined in Article 7.3;

(e)	“Start Date” means 1st November, 2011;

(f)	“Technology” means the anonymized data from the Nitric Oxide Clinical Trial as described in Schedule “A” and UBC’s Confidential Information;

(g)	“Term” is defined in Article 13.1; and

(h)	“UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all.

2.0          PROPERTY RIGHTS IN & TO THE TECHNOLOGY AND TO INTELLECTUAL PROPERTY

2.1          The Licensee acknowledges and agrees that UBC owns all right, title and interest in and to the Technology.

2.2          The Licensee will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Technology remains with UBC.

2.3         The Licensee will own all right, title and interest in any intellectual property or products generated by employees (or other service providers or consultants) of the Licensee based on its activities under the License from the Start Date (the “Licensee Inventions”). For greater clarity, the Licensee may apply for patents covering Licensee Inventions in its sole discretion, and at its sole cost, which will be registered in Licensee’s name as sole proprietary owner off such patents and with no rights to be granted to UBC on such Licensee Inventions. The Licensee will be free to use and sublicense such Licensee Inventions as in its sole discretion it sees fit, without further accounting to UBC.

3.0         GRANT OF LICENSE

3.1         Subject to Article 3.3, UBC hereby grants to the Licensee a sole and exclusive worldwide, non-transferable, non-sublicensable license to (a) use the Technology as part of regulatory submissions that will advance the development of inhaled nitric oxide therapy for therapeutic uses, and (b) for use in patent applications on the terms and conditions set out in this Agreement.

3.2         UBC further grants to the Licensee a sole and exclusive license, with the right to sublicense to develop, have developed, register, market, have marketed, produce, have produced, distribute, have distributed, sell, have sold, offer for sale and import any product based on, but which do not incorporate, the Technology, on the terms and conditions set out in this Agreement (the licenses granted under Section 3.1 and Section 3.2 above shall, collectively, be referred to as the “License”).

3.3         The Licensee acknowledges and agrees that UBC may use the Technology without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.4          As a condition of UBC granting this License, the Licensee agrees to pay to UBC;

(a)	A license fee of $40,000 (Canadian funds) (the “License Fee”). The License Fee will not be refunded to the Licensee (in whole or in part) under any circumstances. The License Fee will be paid in three instalments as follows;

(i)	$15,000 paid concurrently with the execution of this Agreement;

(ii)	$15,000 paid three months after the Start Date; and

(iii)	$10,000 paid six months after the Start Date; and

(b)	The Licensee will enter into a Collaborative Research Agreement with UBC for at least 2 years beginning no later than one year after the Start Date. The Collaborative Research Agreement will provide a minimum of $75,000 (Canadian funds) per year in funding for research relating to the use of nitric oxide for therapeutics.

4.0          BASIC PARTICIPANT DATA

4.1          The Licensee acknowledges and agrees that UBC has a public duty to safeguard the sanctity of the Basic Participant Data and ensure that they are used in a manner as authorized by the participants’ informed consent and so as to serve the advancement of scientific research.

4.2          For greater clarity, the Technology licensed hereunder shall not include Basic Participant Data but shall only contain certain anonymized components of such Basic Participant Data together with results and analyses from the Nitric Oxide Clinical Trial.

4.3          The Basic Participant Data, including any backup archives, are and will remain the property of UBC.

4.4          The Licensee will not make any representation to third parties to the effect that it has any proprietary rights in the Basic Participant Data or otherwise act in any manner inconsistent with UBC’s ownership of and right to control the Basic Participant Data.

4.5          The Licensee will use its best efforts to cooperate with UBC in ensuring that all subject identification and information associated with the Basic Participant Data is removed.

4.6          The Licensee will comply with all applicable privacy legislation and will not use the Technology which will in any way cause UBC to be in breach of the Freedom of Information and Personal Privacy Act and will use its best efforts to cooperate with UBC in the fulfilment of its duty to comply with such Act, or any other applicable laws.

5.0          DISCLAIMER OF WARRANTY

5.1          UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology;

(a)	corresponds with a particular description;

(b)	is of merchantable quality;

(c)	is fit for a particular purpose; or

(d)	is durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology, or its failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology.

5.2          Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)	constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology; or

(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

6.0          INDEMNITY & LIMITATION OF LIABILITY

6.1          The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology licensed under this Agreement by the Licensee.

6.2          UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to $10,000.

6.3          The Licensee acknowledges and agrees that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

6.4           Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 6 will survive and continue to bind the Licensee and its successors and permitted assigns.

7.0          PUBLICATION & CONFIDENTIALITY

7.1          Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

7.2          Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

7.3          UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC will delay the proposed disclosure for 4 months from the date UBC delivered the proposed disclosure to the Licensee. After 4 months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

7.4          The Licensee and UBC agree that the terms and conditions of this Agreement are confidential, subject to disclosure requirements by applicable laws. Notwithstanding anything contained in Article 7, the Licensee and UBC agree that either party may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology, and that UBC may also disclose to the Investigators the amount of all payments made to UBC by the Licensee under this Agreement.

7.5          Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 7 survive and continue to bind the parties, their successors and permitted assigns.

8.0          TRADE-MARKS

8.1          The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Without limitation, the Licensee will not issue a press release regarding this Agreement or the Technology without first obtaining UBC’s written approval. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

9.0          INSURANCE

9.1          One (1) month before the initiation of a human clinical trial, the Licensee will notify UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds under such insurance policies.

10.0       ASSIGNMENT

10.1        Subject to Article 10.2, the Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

10.2        The Licensee may assign this Agreement as part of a sale, transfer or merger of the Licensee’s entire business (or that part of Licensee’s business that exercises all rights granted under this Agreement), provided that before any such assignment, the following conditions must be met:

(a)	the Licensee must give UBC thirty (30) days prior written notice of the assignment, including the intended assignee’s name and contact information;

(b)	the assignee must have the financial and technical ability to assume the obligations under this Agreement, and the assignee (and its principals) must be of good and reputable character;

(c)	the assignee must agree in writing with UBC to be bound by this Agreement; and

(d)	the Licensee will pay all reasonable legal expenses incurred by UBC regarding any consents and approval required from UBC.

10.3        UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

11.0       GOVERNING LAW

11.1       This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

12.0        NOTICES

12.1        All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 12.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 12.1 is deemed to have been received at the end of the fifth day after it is posted.

12.2        The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “B”. The address for delivery of notices to the Licensee is set out below:

ADVANCED INHALATION TECHNOLOGIES

Address:27th Aavat Zion, Tel Aviv, Israel Telephone: +97236045662 or +972502323280 Fax: +97236045662

13.0       TERM

13.1        The term (the “Term”) of this Agreement starts on the Start Date and ends on:

(a)	the day that is exactly 10 years later; or

(b)	the date on which the Collaborative Research Agreement terminates or expires,

whichever is last to occur, unless terminated earlier under Article 14.

14.0       TERMINATION OF AGREEMENT

14.1       This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee.

14.2       UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the termination of a majority of the Licensee’s employees, the vacation of the Licensee’s chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(b)	any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied;

(c)	if the Licensee or any of its directors or officers have breached or otherwise failed to comply with any applicable securities laws, regulations or requirements which UBC deems in its sole discretion to be material;

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(e)	the Technology becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(f)	if the Licensee breaches any of Articles 3.1, 8.0, 9.0 or 10.0; or

14.3        Other than as set out in Articles 14.1 and 14.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)	if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

14.4        If this Agreement is terminated under Article 14.1 to 14.3, the Licensee will make all outstanding payments to UBC and UBC may proceed to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the termination date, the Licensee will deliver to UBC all Technology in its possession or control and will have no further right of any nature at all in the Technology. If the Licensee has not delivered up the Technology within 5 days from the termination date, UBC may immediately and without notice enter the Licensee’s premises and take possession of the Technology. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 14.4, including without limitation UBC’s legal fees and disbursements on an indemnity basis.

14.5        The Licensee will cease to use the Technology in any manner at all within 5 days from the termination date.

14.6        The Licensee will have the right to terminate this Agreement by providing prior written notice of ninety (90) days to UBC.

15.0        MISCELLANEOUS COVENANTS OF LICENSEE

15.1        The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of Israel and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings. UBC is aware that the Licensee is a start up company and that the Licensee will use commercially reasonable efforts to raise the necessary seed capital financing for the activities set out herein.

15.2        The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and this Agreement.

15.3        The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. If UBC is required to collect a tax to be paid by the Licensee, the Licensee will pay the tax to UBC on demand.

15.4        The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

15.5        The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

15.6        The Licensee will complete and deliver to UBC on or before January 1 of each year during the Term, starting on January 1, 2012, an annual report in the form attached as Schedule “C” (or an amended form as reasonably required by UBC from time to time).

16.0        MANAGEMENT OF CONFLICTS OF INTEREST

16.1        The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (www.universitycounsel.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new policies from time to time.

16.2         Subject to Article 16.3 the Licensee and UBC agree, that:

(a)	the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigators and the laboratory facilities made available to the Investigators by reason of the Investigators’ employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigators to the Licensee will be immediately forwarded by the Licensee to UBC.

16.3        The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 16.2.

17.0       GENERAL

17.1        Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

17.2        Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

17.3        No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

17.4        No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.5        All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

17.6        Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

17.7        The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

17.8        This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

17.9        Time is of the essence of this Agreement.

17.10      Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 1st day of November, 2011 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its authorized signatories:

/s/ J.P. Heale
Authorized Signatory

Authorized Signatory

SIGNED FOR AND ON BEHALF of
ADVANCED INHALATION TECHNOLOGIES
by its authorized signatories:

/s/ Amir Avniel
Authorized Signatory

Amir Avniel, Director
Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

UBC File #	Investigators	Description
10-086	Dr. Yossef Av-Gay Dr. Chris Miller	CREB approval Phase I clinical trial protocol Health Canada Report Phase I clinical trial anonymized data

The data will be strictly anonymized. The link between the data and any participant identifiers will be irreversibly severed so that no participant can subsequently be identified. Confidentiality will be maintained because each subject will be identified by an alphanumeric code. The data includes the following fields for each of the 10 clinical trial participants:

1.	Individual lD (anonymized random arbitrary ID number)
2.	Gender
3.	Age group
4.	Lung Function Results
5.	Blood Chemistry and Haematology results

SCHEDULE “B”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.	The address for delivery of notices to UBC is:

The Director
University – Industry Liaison Office
University of British Columbia
#103 – 6190 Agronomy Road
Vancouver, British Columbia
V6T 1Z3
Telephone:
Fax:

2.	Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)	by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)	by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For Canadian $ Deposits via wire (General)	For US $ Deposits via wire:
Pay Via:	Pay Via:
Pay to:	Pay to:
Bank Address: HSBC Bank of Canada Main Branch 885 West Georgia Street Vancouver, BC, Canada	Bank Address: HSBC Bank of Canada Main Branch 885 West Georgia Street Vancouver, BC, Canada
For Account:	For Account:
Beneficiary: The University of British Columbia Reference: Finance Officer Phone: Re: Dept ID 352000 For Royalties use JHJQ For Patent Fees use EFGE Dept Name: UILO	Beneficiary: The University of British Columbia Reference: Finance Officer Phone: Re: Dept ID 352000 For Royalties use JHJQ For Patent Fees use EFGE Dept Name: UILO
Cover/Reimbursement: Receiving Bank: (HSBC Bank USA) Beneficiary Bank:

SCHEDULE “C”

UBC License Agreement Annual Report

The information to be completed below will constitute the annual report required under the UBC License Agreement. Any information or documents provided by the Licensee in this report will not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement.

Date of Report:	__________________	Person Preparing This Report:	____________________

Name of Licensee:	______________	UBC File Number:	___________________________

Jurisdiction of Corporation:	_________________	Head Office Address:	________________________

Contact Person for Company	_________________________________________________________

Licensed Technology: ____________________________________________________________________

Telephone Number:	__________________	E-mail Address:	____________________________

1.	Please provide a brief report on the status of development of the UBC Technology.

2.	Has the Licensee filed any patent applications relating to the UBC Technology? Please provide details, and attach copies of all relevant documents.

3.	Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by	Date	Dd/mm/yy	Phone

I _____________________ (print name), of _________________(title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

Once completed, please submit this report to:

Managing Director

University – Industry Liaison Office

#103 – 6190 Agronomy Road,

Vancouver, BC

V6T 1Z3